Exhibit 10.13

Novation Agreement

This Novation Agreement is dated as of 4th June 2014

(1)	HSBC Bank USA, National Association, a company organised under the laws of the United States of America (registered number 20-1177241) whose registered office is at 1800 Tysons Boulevard, Suite 50, McLean Virginia 22102, United States, acting through its London Branch whose principle place of business is at 8 Canada Square, London E14 5HQ (the “Outgoing Party”)

(2)	HSBC Bank plc, 8 Canada Square, London E14 5HQ (the “Incoming Party”)

(3)	THE BANK OF NEW YORK MELLON as Trustee of the SPDR Gold Trust (the “Continuing Party”)

(each a “Party” or collectively referred to as the “Parties”)

Recitals:

(A)	The Outgoing Party and the Continuing Party are party to the Unallocated Bullion Account Agreement dated as of 1st June 2011 and the Allocated Bullion Account Agreement dated as of 1st June 2011 (the “Contracts”).

(B)	As part of the transfer by the Outgoing Party to the Incoming Party of the Outgoing Party’s Precious Metals Custody and Clearing business, operated through the Outgoing Party’s London-based branch, in an effort to promote operating efficiency, the Outgoing Party has transferred its business to the Incoming Party. As part of the business transfer, the Outgoing Party wishes to transfer by novation to the Incoming Party, and the Incoming Party wishes to accept the transfer by novation of, all the rights, obligations, duties and liabilities of the Outgoing Party under and in respect of the Contracts to the Incoming Party with the effect that the Continuing Party and the Incoming Party enter into new Contracts between them having identical terms to those of each old Contract.

AGREED TERMS

1.	NOVATION

1.1	The Outgoing Party will inform the Continuing Party of the date on which the novation of the Contracts are to occur pursuant to this Novation Agreement (the “Effective Date”) 30 days prior to the Effective Date. From and including such Effective Date, the Outgoing Party shall transfer all its rights and obligations under the Contracts to the Incoming Party.

1.2	The Incoming Party shall enjoy all rights and benefits of the Outgoing Party under the Contract, and all references to the Outgoing Party in the Contracts shall be read and construed as references to the Incoming Party.

1.3	The Incoming Party agrees to perform the Contracts and be bound by their terms in every way as if it were the original party to it in place of the Outgoing Party.

1.4	The Continuing Party agrees to perform the Contracts and be bound by their terms in every way as if the Incoming Party were the original party to it in place of the Outgoing Party.

RELEASE OF OBLIGATIONS AND LIABILITIES

2.1	In consideration of the mutual representations and releases of the Outgoing Party and the Continuing Party herein and the mutual obligations assumed herein by the Continuing Party and the Incoming Party and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties to this Novation Agreement hereby agree that, with effect from and including the Effective Date:

(i)	the Outgoing Party and Continuing Party are each released and discharged from further obligations to each other with respect to the Contracts, and their respective rights against each other thereunder are cancelled, provided that such release and discharge shall not affect any rights, liabilities or obligations of the Continuing Party and Outgoing Party with respect to payments or other obligations due and payable or due to be performed on or prior to the Effective Date, and all such payments and obligations shall be performed by the Continuing Party or the Outgoing Party in accordance with the terms of the Contracts; Notwithstanding the aforesaid, in the event the Outgoing Party fails to make any payment or satisfy any obligation to the Continuing Party, the Incoming party shall make such payment and assume and satisfy such obligation;

(ii)	the Continuing Party and the Incoming Party each undertake liabilities and obligations towards the other and acquire rights against each other identical in their terms to each corresponding Contract (for the avoidance of doubt, as if the Incoming Party were the Outgoing Party and the Continuing Party remaining the Continuing Party, save for any rights, liabilities or obligations of the Continuing Party or Outgoing Party with respect to payments or other obligations due and payable or due to be performed on or prior to the Effective Date); and

(iii)	the Contracts will in all respects continue on their existing terms.

2.2 As of the Effective Date, the Continuing Party should deal only with the Incoming Party in respect of the Contracts; all correspondence relating to payments should be sent to the Incoming Party at the following email address uk.metals.operations@hsbc.com, and marked for the attention of Tony Dean, Manager Bullion Operations, telephone no. +44 (0) 207 991 9266. Any queries relating to the Contracts should be sent to the Incoming Party at the following HSBC Bank Plc, 8 Canada Square, London E14 5HQ, UK marked for the attention of Don G Pearce, Client Documentation (telephone no. +44 (0) 207 992 2090).

If the Effective Date is deferred to another time, the Outgoing Party will give notice of the deferral and new Effective Date to the Continuing Party (which may be in separate notices).

3.	REPRESENTATIONS AND WARRANTIES

3.1	Each Party represents and warrants on the date of this Novation Agreement and as of the Effective Date that:

(i)	it has the power to enter into, and has duly authorised the execution and delivery of, this Novation Agreement.

(ii)	its obligations hereunder constitute its legal, valid and binding obligations enforceable in accordance with their terms.

(iii)	all consents, licenses, approvals and authorisations of, or registrations and declarations with, any governmental or other authority required to be obtained by it with respect to this Novation Agreement has been obtained or made and are valid and subsisting.

3.2	Each of the Outgoing Party and the Continuing Party represents and warrants to the Incoming Party on the date of this Novation Agreement and as of the Effective Date that:

(i)	it has made no prior transfer of any of its rights, obligations, title or interest under the Contracts; and

(ii)	facts or circumstances which would give rise to an insolvency or bankruptcy event have not occurred in relation to such party.

4.	COSTS AND EXPENSES

4.1	Each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Novation Agreement.

4.2	The Outgoing Party shall pay any stamp duty, and any other similar duties and taxes (if any) to which this Novation Agreement (and any documents referred to in it) or the transaction contemplated by this Novation Agreement may be subject or give rise.

5.	COUNTERPARTS

This Novation Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts, each of which will be deemed an original.

6.	AMENDMENTS

No amendment, modification or waiver in respect of this Novation Agreement will be effective unless in writing and executed by each of the Parties.

7.	GOVERNING LAW

This Novation Agreement and any dispute or claim arising out of or in connection with it (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

IN WITNESS WHEREOF the Parties have executed this Novation Agreement on the respective dates specified below with effect from the date specified on the first page of this Novation Agreement.

For and on behalf of

HSBC Bank USA, National Association

By:

Name:	DON G. PEARCE

Title:	AUTHORISED SlGNATORY

Date:

For and on behalf of
HSBC Bank plc

By:

Name:	Marion Murdoch

Title:	Authorised Signatory

Date:

For and on behalf of

THE BANK OF NEW YORK MELLON as Trustee of the SPDR Gold Trust

By:

Name:	Thomas N O’ Donnell

Title:	Managing Director

Date:	8/20/14